Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Third Quarter 2017

Origination Platform and Active Lending Environment
Drive Investment Activity and Increase Committed Backlog

FARMINGTON, Conn., October 11, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the third quarter of 2017.

“We experienced solid investment activity during the third quarter including originating five new loans and adding $50 million of loan commitments and approvals,” said Gerald A. Michaud, President of Horizon. “Our origination platform, combined with an active lending environment, contributed to us ending the quarter with a committed and approved backlog of $54 million. With ample liquidity for new investments, we believe Horizon is well positioned to deliver long-term, sustainable portfolio growth while continuing to profit from positive liquidity events.”

New Loans Funded

Horizon funded five new loans in the third quarter of 2017 totaling $18.3 million to the following portfolio companies:

•	$7.0 million to a new portfolio company, Titan Pharmaceuticals, Inc., a specialty pharmaceutical company developing proprietary therapeutics for the treatment of select chronic diseases.

•	$6.0 million to a new portfolio company, a developer of online strategy and combat games.

•	$3.0 million to a new portfolio company, WebLinc Corporation, a cloud-based provider of e-commerce solutions for fast growing online retailers.

•	$1.5 million to an existing portfolio company, Luxtera, Inc., a developer of integrated silicon CMOS photonics.

•	$0.8 million to an existing portfolio company, Decisyon, Inc., a provider of collaborative enterprise software solutions to Global 1000 companies.

Liquidity Events

During the quarter ended September 30, 2017, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, Strongbridge Biopharma plc (“Strongbridge”) prepaid the outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Strongbridge.

In July, Skyword Inc. (“Skyword”) prepaid the outstanding principal balance of $3.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Skyword.

In September, Sys-Tech Solutions, Inc. (“Sys-Tech”) prepaid the outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Sys-Tech.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the third quarter of 2017 totaling $12.5 million, compared to early pay-offs totaling $12.3 million during the second quarter of 2017. During the third quarter of 2017, Horizon received regularly scheduled principal payments on investments totaling $7.2 million, compared to regularly scheduled principal payments totaling $8.5 million during the second quarter of 2017.

Commitments

During the quarter ended September 30, 2017, Horizon closed new loan commitments totaling $24.8 million to four companies, compared to the quarter ended June 30, 2017, wherein Horizon closed new loan commitments totaling $43.8 million to five companies.

Pipeline

As of September 30, 2017, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $54.0 million to eight companies. This compares to a Committed Backlog of $45.0 million to six companies as of June 30, 2017. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of September 30, 2017, Horizon held a portfolio of warrant and equity positions in 78 portfolio companies, including 64 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contacts:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com